EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-87548) and in the Registration Statement on Form S-8 (File No. 333-106514) and in the Post-Effective Amendment No. 1 to the Registration Statements on Form S-11 (File Nos. 333-84876 and 333-84878) on Form S-3 and to Amendment No. 1 in the Registration Statement on Form S-3 (File No. 333-116898) and in the Registration Statement on Form S-3 (File No. 333-115132) of Trizec Properties, Inc. of our report dated March 10, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
Chicago, Illinois
March 14, 2006